EXHIBIT 3.3

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ARBIOS TECHNOLOGIES, INC.

INTO

ARBIOS SYSTEMS, INC.

**********

Arbios Systems, Inc., a corporation organized and existing under the laws of Delaware,

DOES HEREBY CERTIFY:

FIRST: That this corporation was incorporated on the 3rd day of June, 2005, pursuant to the General Corporation Law of the State of Delaware.

SECOND: That as of the date hereof, this corporation owns all of the outstanding shares of the stock of Arbios Technologies, Inc., a corporation incorporated on the 23rd day of August, 2000, pursuant to the General Corporation Law of the State of Delaware.

THIRD: That this corporation, by the following resolutions of its Board of Directors, duly adopted on the 7th day of July, 2005 by the unanimous written consent of its members, filed with the minutes of the Board, determined to and did approve the merger into itself of its subsidiary, said Arbios Technologies, Inc.

RESOLVED, that Arbios Systems, Inc. merge, and it hereby does merge into itself Arbios Technologies, Inc. and assumes all of its obligations;

FURTHER RESOLVED, that the merger shall be effective upon the date of filing with the Secretary of State of Delaware (the “Effective Time”);

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

(a) The Certificate of Incorporation of Arbios Systems, Inc., as in effect on the Effective Time, shall be the Certificate of Incorporation of the surviving corporation without change or amendment, until thereafter amended in accordance with the provisions thereof and applicable laws. The Bylaws of Arbios Systems, Inc., as in effect on the Effective Time, shall be the Bylaws of the surviving corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable laws.

(b) That all of the outstanding shares of Arbios Technologies, Inc. common stock that are owned by Arbios Systems, Inc. shall be canceled and retired on the Effective Time of the Merger.

(c) The persons who are directors and officers of Arbios Systems, Inc. immediately prior to the Effective Time shall be the directors and officers of the surviving corporation in their same positions and shall hold office in accordance with Delaware Law, the Certificate of Incorporation of Arbios Systems, Inc. and By-laws of Arbios Systems, Inc.

FURTHER RESOLVED, that the proper officer of this corporation be and he or she is hereby directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge said Arbios Technologies, Inc. into this corporation, the assumption of its liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said merger.

FOURTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of Arbios Systems, Inc. at any time prior to the time that this merger filed with the Secretary of State becomes effective.

IN WITNESS WHEREOF, said Arbios Systems, Inc. has caused this Certificate of Ownership and Merger o be signed by Jacek Rozga, M.D., Ph.D., its President, this 7thth day of July, 2005.

ARBIOS SYSTEMS, INC. By: /s/ Jacek Rozga, M.D., Ph.D. Name: Jacek Rozga, M.D., Ph.D. Title: President